Exhibit 99.1

Results from Phase 2 Exploratory Clinical Study Support Continued Development of Ganaxolone in Fragile X Syndrome

Anxiety and Hyperactivity Benefit shown in FXS Children

Study Investigator to Participate in Conference Call and Webcast Today at 9:00 a.m. ET

RADNOR, PA, June 28, 2016 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today announced top-line data from a Phase 2 exploratory, investigator-sponsored study to evaluate the safety, tolerability and efficacy of ganaxolone for the treatment of anxiety and attention in children with Fragile X Syndrome (FXS). The investigator selected Clinical Global Impression of Improvement (CGI-I), which is a broad scale to assess the overall improvement across the entire Fragile X Syndrome, as the primary endpoint of the study. While this primary endpoint was not met, consistent with Marinus’ expectations and ganaxolone’s mechanism of action, treatment with ganaxolone improved anxiety and hyperactivity across multiple measures in FXS patients with high baseline anxiety. The results from this study support the anxiolytic effect of ganaxolone and provide a strong rationale for Marinus to advance the clinical development of ganaxolone in anxious FXS patients.

Christopher M. Cashman, chief executive officer of Marinus Pharmaceuticals, commented, “Children with FXS suffer from a wide spectrum of behavior problems impacting their quality of life, including anxiety, attention deficits, hyperactivity and autism spectrum disorders. Our goal for this study was to measure improvement in these behaviors based upon the anxiolytic activity of ganaxolone and use the results from this exploratory study to inform enrollment criteria and endpoint selection in future studies. The data we observed in several analyses related to patient anxiety and attention are encouraging and clearly warrant further investigation. We will be working closely with our advisors and the FDA to finalize our clinical and regulatory strategy for this indication and intend to provide more details on our plans later this year.”

The Phase 2 study enrolled 59 children between 6 and 17 years of age with a diverse range and severity of FXS-related symptoms.  The trial utilized multiple clinician- and parent-administered rating scales designed to identify a signal among a variety of symptoms common to FXS children. Twenty-nine of the treated patients had a high level of anxiety at baseline (defined as baseline Pediatric Anxiety Rating Scale (PARS) >13) and showed improvements in anxiety, attention and hyperactivity as measured by scales designed to detect these symptomatic changes (Visual Analog Scale (VAS), Anxiety, Depression & Mood Scale (ADAMS), and Aberrant Behavior Checklist (ABC)).

Mean Percent Improvement Seen with Ganaxolone vs. Placebo in Patients with PARS > 13

	VAS		ADAMS		ABC
	Severity of Anxiety	Severity of Attention	General Anxiety	Manic/Hyperactive Behavior	Hyperactivity	Social Withdrawal
Ganaxolone	291.9%	110.4%	23.0%	12.3%	23.5%	26.6%
Placebo	89.7%	38.4%	-14.1%	-15.4%	1.9%	5.0%
p-value	0.055	0.030	0.030	0.017	0.045	0.267

Frank Kooy, Ph.D., Department of Medical Genetics, and investigator in the Phase 2 study from Antwerp University in Belgium, commented, “Consistent with the mechanism of action and preclinical studies, anxious FXS patients treated with ganaxolone showed clinically relevant reductions in anxiety across several scales and subscales sensitive to measuring changes in anxious behavior. These results are encouraging and suggest that ganaxolone may improve anxiety in children with FXS, which could potentially allow them, as well as their families, to experience a more stabilized lifestyle. I look forward to working with Marinus to continue the development of ganaxolone in patients with FXS.”

Ganaxolone was generally safe and well tolerated with no serious adverse events (AEs) reported.  Consistent with other pediatric studies conducted with ganaxolone, the most common AEs (>5%) considered related to ganaxolone treatment and reported at greater rates than placebo were fatigue, somnolence, diarrhea, decreased appetite and rash.  Most AEs were mild to moderate in severity and resolved. Five patients discontinued the study due to AEs: four during treatment with ganaxolone and one during placebo.

Albena Patroneva, M.D., chief medical officer of Marinus Pharmaceuticals, commented, “We are encouraged by the positive trends seen across multiple scales and the safety seen with ganaxolone in this trial which suggest that ganaxolone may improve anxiety in children with FXS. Currently there are no approved therapies for children with this rare and complex disorder. We believe that a therapy that can reduce anxiety in this highly anxious patient population would be welcomed by patients, caregivers and the medical community.”

Marinus, in collaboration with University of California (UC) Davis and Antwerp University Hospital, is continuing to analyze the data and planning to submit the data in its entirety for presentation at the National Fragile X Conference in July.  In addition, Marinus is planning to discuss future clinical development in FXS with the FDA later this year and to file for orphan drug designation with the FDA’s Office of Orphan Products Development.

Study Design

The study was designed and conducted by Dr. Randi Hagerman, internationally recognized clinician and researcher in Fragile X Syndrome at the Medical Investigation of Neurodevelopmental Disorder (MIND) Institute at University of California Davis. The study enrolled 59 children at UC Davis and the Antwerp University Hospital of Edegem in Belgium.

Patients were randomized to receive either placebo or liquid suspension ganaxolone, titrated up to a maximum dose of 1,800 mg/day over a two-week period followed by four weeks of treatment. At the end of the first four-week treatment period and following a washout period, patients were crossed over to the opposite treatment for a similar two-week titration period followed by four weeks of treatment.  Rating scales used in the study included the CGI-I, PARS, VAS, ADAMS, ABC, and the SNAP-IV (Swanson, Nolan, and Pelham-IV Questionnaire).

Conference Call and Webcast Details

Marinus will host a conference call today at 9:00 a.m. Eastern time. Stockholders and other interested parties may participate in the call by dialing 844-277-9448 (domestic) or 336-525-7135 (international) and referencing conference ID number 40705361. The live webcast can be accessed on the investor page of Marinus’ website at http://ir.marinuspharma.com/events.cfm. A replay will be available on Marinus’ website approximately two hours after completion of the event and will be archived for up to 30 days.

About Fragile X Syndrome

Fragile X syndrome (FXS) is the most common genetic cause of autism and caused by a mutation in the FMR1 gene.  FXS is characterized by a range of developmental problems and symptoms, including cognitive impairment, learning disabilities and behavioral challenges.  Approximately one million individuals in the United States have, or are at risk for developing a Fragile X associated disorder, with approximately 100,000 people having FXS.  According to the Centers for Disease Control and Prevention, FXS affects 1 in 3,600 to 4,000 males and 1 in 4,000 to 6,000 females of all races and ethnic groups. Patients with FXS exhibit autism-like symptoms including anxiety and mood swings, attention deficit and heightened stimuli. Approximately 7% of women and 18% of men with FXS have seizures. Currently, there are no known cures or approved therapies for FXS.

About Ganaxolone

Ganaxolone is a CNS-selective GABAA modulator being developed in three different dose forms (IV, capsule, and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone acts on a well-characterized synaptic and extrasynaptic GABAA target known for anti-seizure and anti-anxiety activity.  Ganaxolone has been studied in more than 1,300 subjects, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to two years. In these studies, ganaxolone was generally safe and well tolerated, with the most commonly reported adverse events of somnolence, dizziness and fatigue.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety and convenient dosing, to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders.  Ganaxolone is a CNS-selective GABAA modulator that acts on a well-characterized target in the brain known to have both anti-seizure and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Ganaxolone IV is in a Phase 1 clinical trial to treat status epilepticus. Ganaxolone IV is complemented by its oral dose forms, providing the potential for IV-to-oral continuation therapy for patients transitioning from acute care to outpatient settings. Ganaxolone capsule and liquid are being studied in orphan pediatric indications with comorbidities in seizures and behavior disorders — PCDH19 epilepsy and Fragile X Syndrome. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:	Company:
Lisa M. Caperelli
Senior Director, Investor Relations & Corporate Communications
Marinus Pharmaceuticals, Inc.

484-801-4674
lcaperelli@marinuspharma.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Amy S. Wheeler
646-362-5750
awheeler@tiberend.com